Exhibit 99.1

Security Capital Assurance Announces Commencement of
Secondary Offering by XL Capital Ltd

Hamilton, Bermuda, May 16, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA”) announced today it has filed a registration statement with the SEC following SCA’s receipt from XL Capital Ltd (“XL”) of a notice of its intention to reduce its approximate 63 percent economic ownership in SCA  through a proposed underwritten secondary offering.  After the proposed offering, which is subject to market conditions, XL would beneficially own approximately 47.5 percent of SCA’s outstanding voting common shares (which would be further reduced if the underwriters’ option to purchase additional common shares were to be exercised).  SCA will not receive any proceeds from the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The aforementioned registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  A prospectus relating to the offering, when available, may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.

About Security Capital Assurance
Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally.  SCA, through its subsidiaries – XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers – issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers.  XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 212-478-3483 or +1 441-294-7448 frank.constantinople@scafg.com	Media Michael Gormley +1 212-478-3463 or +1 441-294-7448 michael.gormley@scafg.com Catherine Jones, +1 212-333-3810 cjones@brunswickgroup.com